UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2026

Innovative Industrial Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-37949	81-2963381
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1389 Center Drive, Suite 200

Park City, Utah 84098

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 997-3332

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	IIPR	New York Stock Exchange

Series A Preferred Stock, par value $0.001 per share	IIPR-PA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Indenture and Notes

On June 15, 2026, IIP Operating Partnership, LP (the “Operating Partnership”), the operating partnership of Innovative Industrial Properties, Inc. (the “Company”), issued $402,500,000 aggregate principal amount of 6.00% exchangeable senior notes due 2029 (the “Notes”) to BTIG, LLC and certain other initial purchasers (collectively, the “Initial Purchasers”) pursuant to a Purchase Agreement, dated as of June 9, 2026 (the “Purchase Agreement”), which includes $52,500,000 in aggregate principal amount of the Notes that were sold to the Initial Purchasers pursuant to the full exercise of the option set forth in the Purchase Agreement. The Notes were issued pursuant to an Indenture, dated as of June 15, 2026, by and among the Company, the Operating Partnership and Argent Institutional Trust Company, as trustee (the “Trustee”), governing the terms of the Notes.

The Notes were offered in a private placement in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and for resale by the Initial Purchasers to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act. The offer and sale of the Notes and the underlying shares of common stock of the Company, par value $0.001 per share, issuable upon exchange, if any, have not been registered under the Securities Act or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

The Notes are the Operating Partnership’s senior unsecured obligations and rank senior in right of payment to any of the Operating Partnership’s indebtedness that is expressly subordinated in right of payment to the Notes, equal in right of payment to any of the Operating Partnership’s senior unsecured and unsubordinated indebtedness, effectively junior in right of payment to any of the Operating Partnership’s mortgages and other secured indebtedness to the extent of the value of the assets securing such indebtedness, and structurally junior to any of the Operating Partnership’s existing and future indebtedness and other liabilities of subsidiaries of the Operating Partnership, if any. The Notes are fully and unconditionally guaranteed by the Company on a senior, unsecured basis.

The Notes bear interest at a rate of 6.00% per annum, which is payable semi-annually in arrears on June 15 and December 15 of each year, beginning December 15, 2026, until the maturity date of June 15, 2029.

The Notes are exchangeable at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date for cash, shares of the Company’s common stock or a combination of cash and shares of common stock, at the election of the Operating Partnership, based on an initial exchange rate of 14.4113 shares of common stock per $1,000 principal amount of Notes (equivalent to an initial exchange price of approximately $69.39 per share of common stock), subject to adjustment of the exchange rate under certain circumstances. In addition, following the occurrence of a make-whole fundamental change, as defined in the Indenture, the Operating Partnership will, in certain circumstances, increase the exchange rate for a holder that elects to exchange Notes in connection with such make-whole fundamental change.

Subject to certain exceptions, the Company’s charter restricts ownership of (i) more than 9.8% in value or in number of shares, whichever is more restrictive, of its outstanding shares of common stock, or (ii) more than 9.8% in value of its outstanding capital stock, in order to protect its status as a real estate investment trust for U.S. federal income tax purposes, among other purposes. Notwithstanding any other provision of the Notes, no holder of Notes will be entitled to receive shares of the Company’s common stock following exchange of such Notes to the extent that receipt of common stock would cause such holder (after application of certain constructive ownership rules) to exceed the ownership limits contained in the Company’s charter.

The Operating Partnership may not redeem the Notes prior to maturity. No sinking fund will be provided for the Notes.

Upon the occurrence of a fundamental change, as defined in the Indenture, subject to certain conditions, holders may require the Operating Partnership to repurchase the Notes in whole or in part for cash at a fundamental change repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date.

Each of the following is an event of default with respect to the Notes:

(1)	default in the payment of any interest on any Note when due and payable, and the default continues for a period of 90 days;

(2)	default in the payment of principal of any Note (including the fundamental change repurchase price) when due and payable on the maturity date, upon required repurchase, upon declaration of acceleration or otherwise;

(3)	failure by the Operating Partnership or the Company to comply with its obligation to exchange the Notes for cash, shares of the Company’s common stock or a combination of cash and shares of common stock, as the case may be, in accordance with the Indenture upon exercise of a holder's exchange right, which failure continues for five business days;

(4)	failure by the Operating Partnership to comply with its obligations related to a merger, consolidation or sale of assets;

(5)	failure by the Operating Partnership to provide timely notice in connection with a fundamental change;

(6)	failure by the Operating Partnership or the Company for 90 days after written notice from the Trustee or the holders of at least 25% in principal amount of the Notes then outstanding has been received by the Operating Partnership or the Company to comply with any of the Operating Partnership’s or the Company’s respective agreements contained in the Notes or the Indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere specifically provided for or which does not apply to the Notes), which notice shall state that it is a “Notice of Default” under the Indenture;

(7)	default by the Operating Partnership or the Company following the failure to pay beyond any applicable grace period, or resulting in the acceleration of, indebtedness of the Operating Partnership, the Company or any of their respective subsidiaries where the aggregate principal amount with respect to which the default has occurred is greater than $50 million (or its foreign currency equivalent at the time), which indebtedness is not discharged, or such default in payment or acceleration is not cured or rescinded, within 30 days after written notice to the Operating Partnership from the Trustee (or to the Trustee and the Operating Partnership from holders of at least 25% in principal amount of the Notes then outstanding);

(8)	a final judgement or judgements for the payment of $50 million (or its foreign currency equivalent at the time) or more, excluding any amounts covered by insurance, in the aggregate rendered against the Operating Partnership, the Company or any of their respective subsidiaries which judgement is not discharged, bonded, paid, waived or stayed within 60 days after (i) the date on which the right to appeal has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished;

(9)	except as otherwise permitted by the Indenture, the Company’s guarantee with respect to the Notes ceases to be in full force and effect, or is declared null and void in a judicial proceeding, or the Company denies or disaffirms in writing its obligations under the Indenture; or

(10)	certain events of bankruptcy, insolvency, or reorganization of the Company, the Operating Partnership or any significant subsidiary (as defined in Article 1, Rule 1-02 of Regulation S-X) of the Company or the Operating Partnership.

If an event of default other than an event of default arising under clause (10) above occurs and is continuing, the Trustee by notice to the Operating Partnership, or the holders of at least 25% in principal amount of then outstanding Notes by notice to the Operating Partnership and the Trustee, may, and the Trustee at the request of such holders shall, declare 100% of the principal of, and accrued and unpaid interest, if any, on, all then outstanding Notes to be due and payable. In addition, upon an event of default arising under clause (10) above with respect to the Operating Partnership, 100% of the principal of and accrued and unpaid interest on the Notes will automatically become due and payable. Upon any such acceleration, the principal of and accrued and unpaid interest, if any, on the Notes will be due and payable immediately.

If, at any time during the six-month period beginning on, and including, the date that is six months after the last date of original issuance of the Notes, the Company fails to timely file any document or report that it is required to file pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (after giving effect to all applicable grace periods thereunder and other than Current Reports on Form 8-K), or the Notes or any shares of the Company’s common stock issuable upon exchange of the Notes are not otherwise freely tradable pursuant to Rule 144, subject to certain limitations, the Operating Partnership will pay additional interest on the Notes equal to 0.5% per annum of the principal amount of Notes outstanding. Further, if, and for so long as, the restrictive legend on the Notes has not been removed, the Notes are assigned a restricted CUSIP number or the Notes and any shares of the Company’s common stock issuable upon exchange of the Notes are not otherwise freely tradable pursuant to Rule 144, subject to certain limitations regarding holders of the Notes who are the Operating Partnership's current or prior affiliates, as of the 365th day after the last date of original issuance of the Notes, the Operating Partnership will pay additional interest on the Notes equal to 0.5% per annum of the principal amount of Notes outstanding.

This description of the Indenture and the Notes is qualified in its entirety by reference to the text of the Indenture and the form of Note, which are filed as Exhibits 4.1 and 4.2 to this Current Report on Form 8-K, respectively, and are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01	Other Events.

Concurrently with the offering of the Notes, the Company used approximately $80.5 million of the net proceeds from the offering to fund the repurchase of 1,334,466 shares of the Company’s common stock in privately negotiated transactions effected through the Initial Purchasers at a price per share of $60.34, the last reported sale price per share of the Company’s common stock on the New York Stock Exchange on June 9, 2026.

This Current Report on Form 8-K is neither an offer to sell, nor a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description of Exhibit
4.1	Indenture, dated as of June 15, 2026, among the Operating Partnership, as issuer, the Company, as guarantor, and the Trustee, as trustee, including the Form of Note representing the Operating Partnership’s 6.00% Exchangeable Senior Notes due 2029.
4.2	Form of 6.00% Exchangeable Senior Note (included as Exhibit A to Exhibit 4.1)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 15, 2026	INNOVATIVE INDUSTRIAL PROPERTIES, INC.

	By:	/s/ David Smith
	Name:	David Smith
	Title:	Chief Financial Officer and Treasurer